Exhibit 99.2

Alset EHome International Inc. Announces Exercise and Closing of Underwriter’s Over-Allotment Option

BETHESDA, MD / ACCESSWIRE / December 14, 2021 / Alset EHome International Inc. (NASDAQ:AEI) (“AEI” or the “Company”), a diversified holding company principally engaged through its subsidiaries in the development of EHome communities and other property development, financial services, digital transformation technologies, biohealth activities and consumer products, today announced that the underwriter of its previously announced underwritten public offering has exercised, in full, its option to purchase an additional 7,500,000 shares of common stock at a price of $0.60 per share. Total gross proceeds to the Company from the offering, including the funds received from the prior closing and exercise of this option, are approximately $34.5 million, before deducting underwriting discounts, commissions, and other offering expenses payable by the Company.

Aegis Capital Corp. acted as the sole book-running manager for the offering.

The offering was made pursuant to a registration statement on Form S-1 (File No. 333-261446) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). A final prospectus and accompanying registration statement relating to the offering were filed with the SEC and are available on the SEC’s website at www.sec.gov.

A copy of the final prospectus and accompanying registration statement relating to the offering may be obtained by contacting Aegis Capital Corp., Attention: Syndicate Department, 810 7th Avenue, 18th floor, New York, NY 10019, by email at syndicate@aegiscap.com, or by telephone at (212) 813-1010.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alset EHome International Inc.

Alset EHome International is a diversified holding company executing on its vision to accelerate sustainable healthy living with a focus on the development of EHome communities and other property development, financial services, digital transformation technologies, biohealth activities and consumer products. Through its operating subsidiaries, AEI’s mission is to provide a healthy living ecosystem that drives long-term exponential growth, building liquidity and value for shareholders. AEI is led by its chairman and CEO, Heng Fai Chan, a successful global business veteran of more than 40 years specializing in corporate transformation while managing risk. Over his distinguished career, Heng Fai Chan has successfully restructured more than 35 corporations with a combined value of $25 billion.

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. For a discussion of the most significant risks and uncertainties associated with the Company’s business, please review our filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor & Public Relations Contact Info:

Dave Gentry, CEO

RedChip Companies Inc.

Phone: 407-491-4498

Email: dave@redchip.com